Beijing Brussels Century City Hong Kong Jakarta† London Newport Beach	400 South Hope Street Los Angeles, California 90071-2899 telephone (213) 430-6000 facsimile (213) 430-6407 www.omm.com	New York San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

November 20, 2012

Vector Group Ltd.

100 S.E. Second Street

Miami, FL 33131

Re:	6,114,000 Shares of Common Stock of Vector Group Ltd.

Ladies and Gentlemen:

We have acted as special counsel to Vector Group Ltd., a Delaware corporation (the “Company”) in connection with the issuance and sale of 6,114,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”), pursuant to an Underwriting Agreement, dated as of November 15, 2012 (the “Underwriting Agreement”), between the Company and Jefferies & Company, Inc. (“Jefferies”), as the underwriter. The Company has agreed to loan the Shares to Jefferies (in such capacity, the “Share Borrower”) pursuant to a Share Lending Agreement, dated as of November 15, 2012 (the “Share Lending Agreement”), between the Company and the Share Borrower. The Shares constitute equity securities registered on a Registration Statement on Form S-3 (File No. 333-184878) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 9, 2012 and amended by Post-Effective Amendment No. 1 filed by the Company with the Commission on November 13, 2012.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

† In association with Tumbuan & Partners

In connection with the opinion expressed in paragraph 1 below, we have assumed that the resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters (the “Resolutions”) will be in full force and effect at all times at which the Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such Resolutions.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1. The Shares, upon their payment for and delivery in accordance with the Share Lending Agreement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Securities.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement, and to the reference to O’Melveny & Myers under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP